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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this registration statement on Form S-1 of our report dated March 17, 1995, except for paragraphs one and two of Note 11 as to which the date is June 20, 1996, on our audit of the financial statements of Precision Response Corporation. In addition, we consent to the inclusion in this registration statement on Form S-1 of our report dated March 17, 1995, on our audit of the financial statement schedule of Precision Response Corporation. We also consent to the reference to our firm under the captions "Selected Financial and Operating Data" and "Independent Public Accountants".

                                          /s/ GURLAND & GOLDBERG, P.A.
                                          --------------------------------------
                                          GURLAND & GOLDBERG, P.A.

Hallandale, Florida
December 26, 1996